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                                              Filed pursuant to Rules 424(b)(3)
                                                                     and 424(c)
                                                     Registration No. 333-30556

         AUGUST 18, 2000 SUPPLEMENT TO PROSPECTUS DATED AUGUST 14, 2000

   As a result of events that occurred after the attached prospectus was printed, we have filed with the Securities and Exchange Commission a revised prospectus to add or amend the following information in the locations indicated.

                                Additional Risks

   The following risk factor was inserted on page 22:

Statements made by our chief executive officer in interviews could lead to liability to public investors in our company.

   On the morning of our initial public offering, our chief executive officer granted multiple interviews to television commentators and Internet publications. In these interviews, various questions elicited responses that included information quoted below that is not reflected in this prospectus.

  . ""We do have line-of-sight to profitability and expect that to occur in the fourth quarter of next year." This statement and other similar statements reflect our current projections, but we could fail to meet those projections for all of the reasons stated under "Risk Factors."

  . ""We're the only company that actually offers all the different formats." "We now sell all types of digital film for all cameras. And we're the only company that can make that claim." These statements are substantially accurate; we currently offer digital film in the four primary media formats currently used by digital cameras. We are not aware of any other company that currently offers digital film in all four primary media formats.

  .  ""Our business is growing by leaps and bounds....." "It's a massive market. Photography in total has gone from about eighty-five billion dollars to a hundred and twenty-five billion over the last couple of years, and nearly all of this growth is coming from digital photography. So we figure that's a large enough market for us to be a multibillion-dollar company in the not too distant future." This statement extrapolates from industry projections and estimates, some of which are included in the prospectus. While the total market may be large enough to allow one or more companies to achieve significant scale, there can be no assurance that we will be one of those companies or that the market will continue to grow as it has in the past.

  . ""Well, we basically see, you know, digital cameras themselves going from about six or seven million units, eight million units perhaps, on the outside, to well over forty million units in just the next three years. And so we expect our growth will pretty much mirror the growth of the digital photography camera sales themselves." While we believe that we will be able to maintain our current market share and therefore to grow at the rate of the market, we cannot assure that this will happen for all the reasons stated under "Risk Factors."

  . ""We think our competitive advantage in this business is the rapid market share that we're actually gaining in the digital film market,..." "...we had about twenty-five percent market share in the after-market flash business. And that's about from zero just about a year and a half ago." This statement accurately reflects market share estimates developed for us, but it is compiled by sampling and we have not independently verified it.

  .  ""We think that we can become profitable with a relatively modest market
     share....Our goal is to be the dominant supplier of digital film, and the expectations I think we've calibrated with the analysts are very achievable." For us to achieve profitability with a modest market share, the market must grow substantially. There can be no assurance that this will happen or that we will meet analysts' expectations for all the reasons stated under "Risk Factors."

  . ""Although I understand that some investors are concerned about our risk/reward profile, I think our shares at $8 represent a terrific opportunity for investors." This statement accurately reflects our chief executive officer's view, but should not be taken as a recommendation by us or the underwriters.

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  .  "Reimer said Sandisk attempted to buy Lexar a few times already to gain access to its technology." While this statement regarding the attempted acquisition is true, we are not in a position to know Sandisk's motivation.

  . "Our technology allows us to do that (take pictures) faster than most of our competitors." While our redesigned products have met our requirements for functionality, we cannot be certain that the redesigned products will have all the functionality, including the high write speed, of our current products.

   Investors should not rely on casual comments like the ones above when making an investment decision. Rather, investors should consider all of the information in the entire prospectus and rely only upon that information.

   The broadcasting or dissemination of these interviews to persons who did not have a copy of the prospectus might be deemed itself to be a prospectus that did not meet the requirements of the Securities Act and thus a violation of the Securities Act. If we are found to have violated the Securities Act, then for a period of one year from the date of the violation, persons who saw or heard any of these interviews and did not have a copy of the prospectus might bring a claim against us. In that action, they might seek recovery of the consideration they paid for their shares or, if they had already sold their shares, damages resulting from their purchase and sale of those shares. We would contest any such claim vigorously.

                             Additional Contingency

   The following language was inserted after the paragraph about the SanDisk litigation in Management's Discussion and Analysis of Financial Condition and Results of Operations on page 34.

   Possible Contingent Liability. On August 15, 2000, prior to the closing of our initial public offering, one of our officers made statements about our company in public interviews. These public interviews might be deemed to be a prospectus that did not meet the requirements of the Securities Act and thus might be considered to be a violation of the Securities Act. If we are found to have violated the Securities Act, then for a period of one year from the date of the violation, persons who saw or heard any of these interviews and did not have a copy of the prospectus for the initial public offering might bring a claim against us. In that action, they might seek recovery of the consideration they paid for their shares or, if they had already sold their shares, damages resulting from their purchase and sale of those shares. We intend to contest any such claim vigorously. At this stage, it is not possible to estimate the amount of any possible loss from these potential claims.

   The following language was inserted at the conclusion of "Subsequent Events" on page F-26.

   On August 15, 2000, prior to the closing of the Company's initial public offering, one of the Company's officers made statements about the Company in public interviews. These public interviews might be deemed to be a prospectus that did not meet the requirements of the Securities Act and thus might be considered to be a violation of the Securities Act. If the Company is found to have violated the Securities Act, then for a period of one year from the date of the violation, persons who saw or heard any of these interviews and did not have a copy of the prospectus for the initial public offering might bring a claim against the Company. In that action, they might seek recovery of the consideration they paid for their shares or, if they had already sold their shares, damages resulting from their purchase and sale of those shares. The Company intends to contest any such claim vigorously. At this stage, it is not possible to estimate the amount of any possible loss from these potential claims.

                                Other Revisions

   In addition, the footnote references after "Commitments and contingencies" on page F-3 was revised to include a reference to note 13 and page F-2 was revised to modify the date of the accountants' report to show that Note 13 was dated August 17, 2000.

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